4:

Pursuant to a Board approved vote on April 19, 2007, Fidelity Charles Street Trust commenced a new series of shares, Fidelity Broad Market Opportunities on August 21, 2007.

Pursuant to a Board approved vote on June 21, 2007, Fidelity Charles Street Trust commenced a new series of shares, Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, and Fidelity Asset Manager 60%, and new classes of shares, Advisor Asset Manager 30% (Class A, Class, T, Class, B, Class C and Institutional Class), Advisor Asset Manager 40% (Class A, Class T, Class B, Class C, and Institutional Class), and Advisor Asset Manager 60% (Class A, Class T, Class B, Class C, and Institutional Class) on October 9, 2007.